EXHIBIT 10.26 FORM OF EMPLOYEE RESTRICTED STOCK UNIT AWARD GRANT LETTER

DATE OF GRANT

EMPLOYEE NAME & ADDRESS

Dear EMPLOYEE NAME:

                 This letter sets forth the terms and conditions of the restricted stock units (“RSUs”) which have been granted to you by Flushing Financial Corporation (the “Company”), in accordance with the provisions of its 1996 Restricted Stock Incentive Plan (the “Plan”). You have been granted NUMBER RSUs. Each RSU represents the right to receive one share of the Company’s Common Stock (“Common Stock”) on the applicable vesting date for the RSU. Your award is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Board of Directors (the “Board”), and this letter. Any terms used in this letter and not defined herein have the meanings set forth in the Plan.

1.             Vesting of RSUs

(a)	Unless they vest on an earlier date as provided in paragraphs 3 or 4 below, none of your RSUs will vest until DATE.

(b)	Unless they vest on an earlier date as provided in paragraphs 3 or 4 below, your RSUs will vest in installments as follows, provided that you are an employee or director of the Company or its subsidiaries on each such date:

Vesting Date	Cumulative Number of RSUs Vested
DATE
DATE
DATE
DATE

(c)	You do not need to pay any purchase price to receive the RSUs granted to you by this letter.

(d)	You may not sell, transfer, assign or pledge your RSUs or any rights under this award. On or as soon as practicable after the vesting date of an RSU, the Company will issue to you one share of Common Stock for each of your RSUs vesting on such date. The Common Stock issued upon the vesting of your RSUs will be fully transferable and not subject to forfeiture.

2. Dividends and Voting

(a)	At the time cash dividends are paid on the Common Stock, you will be entitled to receive a cash payment for each of your RSUs equal to the amount of the dividend paid on a share of Common Stock.

(b)	You will have no voting rights or other rights as a shareholder with respect to your RSUs.

(c)	The shares of Common Stock issued upon the vesting of your RSUs will have full voting and dividend rights and all other rights of a shareholder of the Company.
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3.             Termination of Employment

                 (a)           General.  Special rules apply to the vesting of your RSUs in the event of your death, disability, retirement, or other termination of employment.

                 (b)           Death or Disability.  Notwithstanding the provisions of paragraph 1, if your employment terminates by reason of death or Disability, all of your RSUs will immediately vest. For this purpose, “Disability” means that you have been unable to perform the essential functions of your employment (or, if you have retired and are serving as a director, are unable to perform the essential functions of that position) due to disability or incapacity for 270 consecutive days or such lesser period as may be determined by the Board (upon recommendation of the Committee). In the event of your death, the Common Stock issuable upon the vesting of your RSUs will be delivered to the executor or administrator of your estate.

                 (c)           Retirement. Notwithstanding the provisions of paragraph 1, if your employment terminates by reason of Retirement, all of your RSUs will immediately vest. For purposes of this provision, “Retirement” means termination of employment with the Company or its subsidiaries at a time when you are eligible to retire under a retirement program of the Company or one of its subsidiaries or as otherwise determined by the Board upon recommendation of the Committee.

                 (d)           Other Termination of Employment.  If your employment terminates for any reason other than death, Disability, or Retirement, any of your RSUs which have not vested prior to your termination of employment will be forfeited.

                 (e)           Acceleration of Vesting.  If permitted by the OTS, the Board (upon recommendation of the Committee) may, in its discretion, exercised before or after your termination of employment, declare all or any portion of your RSUs immediately vested.

                 (f)            Board Determinations. The Board shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.

4.             Change of Control

                 (a)           In general, a Change of Control will be deemed to have occurred if:

(i) any person or group becomes the owner of (or obtains the right to acquire) 25% of the voting securities of the Company or Flushing Savings Bank, FSB (the “Bank”);

(ii) there is a change in the composition of a majority of the Board of Directors of the Company or the Bank which change was not approved by a majority of the Board of Directors as previously constituted;

(iii) any entity acquires all or substantially all of the assets of the Bank or the Company; or

(iv) the Company’s or the Bank’s shareholders approve a merger or consolidation with another company where such shareholders would not own 50% or more of the surviving corporation.

This description of a Change of Control is only a summary, and the definition contained in the Plan is controlling.

(b) Notwithstanding the provisions of paragraph 1, upon the occurrence of a Change of Control, all of your RSUs will vest immediately if you are an employee or director of the Company or its subsidiaries at such time.
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5.             Income Tax Withholding

                 You must make arrangements satisfactory to the Company to satisfy any applicable federal, state, or local withholding tax liability arising with respect to your RSUs. You can either make a cash payment to the Company of the required amount or you can elect to satisfy your withholding obligation by having the Company retain Common Stock having a value equal to the amount of your withholding obligation from the shares otherwise deliverable to you upon the vesting of such RSUs. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

                 Any election to have shares withheld must be made on or before the vesting date of your RSUs. A copy of the withholding election form is attached along with instructions.

                 The amount of withholding tax retained by the Company or paid by you to the Company will be paid to the appropriate federal, state and local tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize and tax withheld with respect to your RSUs will be reported on your Form W-2 in the year in which you recognize income with respect to that portion of the award. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.

6.             Administration of the Plan

                 The Plan is administered by the Board of Directors of the Company. The Board has authority to interpret the Plan, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan. All decisions and acts of the Board are final and binding on all affected Plan participants.

7.             Adjustment in Certain Events

                 In the event of specified changes in the Company’s capital structure, the Board is required to make appropriate adjustment in the number and kind of shares authorized by the Plan, and the number and kind of shares covered by outstanding awards. If adjustments are made under this provision, this letter will continue to apply to your RSU award as so adjusted.

8.             Amendment

                 The Board (upon recommendation of the Compensation Committee) may from time to time amend the terms of this award in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent (except for any changes that may be required by the OTS). The Plan and your RSUs are expressly subject to any terms and conditions that may be required by the OTS.

                 The Plan is of unlimited duration, but may be amended, terminated or discontinued by the Board of Directors at any time. However, no amendment, termination or discontinuance of the Plan (other than an amendment or termination that may be required by the OTS) will unfavorably affect any RSUs previously granted to you.

9.             Effect on Other Benefits

                 Income recognized by you as a result of the grant or vesting of RSUs or the receipt of dividend-equivalents on your RSUs will not be included in the formula for calculating benefits under the Company’s other benefit plans.

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10.          Regulatory Compliance

                 Under the Plan, the Company is not required to deliver Common Stock (including upon the vesting of RSUs) if such delivery would violate any applicable law or regulation or stock exchange requirement. If required by any federal or state securities law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.

*             *             *             *             *

                 If you have any questions regarding your grant of RSUs or would like to obtain additional information about the Plan or its administration, please contact the Company’s Senior Vice President/Human Resources, Flushing Financial Corporation, 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042 (telephone (718) 961-5400). This letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Very truly yours,

Michael J. Hegarty
President and Chief Executive Officer
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